Exhibit 2.1

March 6, 2009

Amendment to Share Exchange Agreement dated August 24, 2007

Whereas, IA Global, Inc. and Erik Gain and Peter Wilson entered into a Share Exchange Agreement on August 24, 2007.

Whereas, IA Global acquired a 25% interest in GPlus Media Co Ltd by acquiring 250 shares in exchange for 3,885,713 shares of IAO common stock.

Whereas, the parties desire to amend the Share Exchange Agreement as follows:

1.	Erik Gain and Peter Wilson agree to pay IA Global, Inc. 7.5 million Yen by March 12, 2009 to reacquire the 250 shares of GPlus Media owned by IA Global.

2.	The Amendment and the Share Exchange Agreement, Management Services Agreement, and Right of First Refusal Agreements dated August 24, 2007 are the only agreements between the parties.

Agreed,

THE COMPANY:

IA Global, Inc.

By:  /s/ Derek Schneideman

Name:  Derek Schneideman

Title:  Chief Executive Officer

The Sellers:

Erik Gain

By:  /s/ Erik Gain

Erik Gain

By:  /s/ Peter Wilson

Peter Wilson

GPlus Media KK

By:  /s/ Erik Gain

Name:  Erik Gain

Title:  Director

By:  /s/ Peter Wilson

Name:  Peter Wilson

Title:  Director